Exhibit 99.1

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com

eDiets.com® Announces Results for Q3 2010

FORT LAUDERDALE, FL, November 15, 2010 – eDiets.com, Inc. (NASDAQ: DIET), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced results for the third quarter ended September 30, 2010.

Revenues for the third quarter of 2010 were $6.0 million, an increase of approximately 42% from $4.2 million in the third quarter of 2009. The net loss for the third quarter of 2010 was $(3.6) million, or $(0.06) per diluted share on approximately 57.4 million shares outstanding, compared to a net loss of $(3.3) million, or $(0.13) per diluted share on approximately 25.5 million shares outstanding, in the third quarter of 2009.

Adjusted EBITDA*, defined as net loss before interest, taxes, depreciation, amortization, stock-based compensation, severance charges, bad debt recovery or expense, and the write-off of goodwill, intangibles and debt discounts, for the quarter ended September 30, 2010 was $(2.7) million, compared to $(1.2) million in the third quarter of 2009.

For the nine months ended September 30, 2010, the Company recorded revenues of $16.5 million compared to $14.2 million for the same period last year. Net loss was $(42.0) million, or $(0.99) per share, compared to $(8.8) million, or $(0.35) per share, for the first nine months of 2009. Results for the first nine months of 2010 include a non-cash, impairment charge of $6.9 million, or $0.16 per diluted share, and a non-cash charge of $24.0 million, or $0.56 per diluted share, for the write-off of total debt discounts and additional interest expense as a result of the reduction in conversion prices associated with the conversion of the Company’s senior secured notes into common stock. Adjusted EBITDA for the first nine months of 2010 totaled $(6.3) million compared to $(2.3) million in the comparable prior year period.

Third Quarter and Recent Operating Highlights:

•	Grew meal delivery revenue 122% in the third quarter of 2010 compared to the third quarter of 2009

•	Expanded margins on meal delivery program to 41% (excluding revenue share and depreciation) from 37% in Q3 2009

•	Launched The Biggest Loser branded meal delivery program under licensing agreement with NBC Universal Television Consumer Products Group and Reveille LLC

•	Debuted on ShopNBC in September with exclusive, freshly prepared meal delivery program

•	Received new financing from certain members of management and the Board of Directors, who loaned the Company $1.0 million in unsecured debt in November 2010

•	Continue to pursue opportunities for raising capital to address current liquidity challenges

“We are very pleased with the continued growth in our meal delivery business,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “Our focus on expanding our customer base and improving gross margins continues to be effective. We recently launched a number of initiatives designed to drive revenues in the fourth quarter and beyond, including marketing and partnering investments with NBC Universal Television Consumer Products Group and Reveille LLC for The Biggest Loser Meal Plan and ShopNBC for the eDiets Meal Plan. In addition, we produced and began airing new television commercials to increase awareness of our meal delivery service and significantly reduced monthly expenses via a headcount reduction.”

“The positive trends experienced in the third quarter have continued in the early part of the fourth quarter, with meal delivery sales of approximately $1.8 million for the month of October compared to $1.7 million for the entire fourth quarter of 2009. In addition, we reached 4,000 meal delivery shipments per week at the beginning of November. While we are encouraged by the start of our current quarter, we recognize that the fourth quarter is our period of lowest seasonal demand and that the demand will ebb as we move closer toward the Thanksgiving and Christmas holidays. We remain confident in our potential and believe that we are well-positioned to significantly improve our performance and work toward achieving positive EBITDA and cash flow in 2011.”

Conference Call

The company will host a conference call to discuss the third quarter 2010 results at 5:00 p.m. Eastern Time on Monday, November 15, 2010. Participants may access the call by dialing 866-730-5770 (domestic) or 857-350-1594 (international), passcode 66807986. In addition, the call will be webcast via the Investor Relations section of the company's web site at http://www.eDiets.com, where it will also be archived. A telephone replay will be available through Monday, November 22, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 36302809.

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets’ flagship site, www.eDiets.com, currently features its award-winning, fresh-prepared diet meal delivery service as well as offering members over 20 healthy on-line diet plans. eDiets also provides businesses with a broad range of turn-key health and nutrition solutions at http://www.nutriotech.com and the New Biggest Loser Meal Plan available at http://www.biggestlosermealplan.com. For more information, please call 310-954-1105 or visit www.eDiets.com.

*	Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA as an analytical indicator of the Company's financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss	$(3,647)	$(3,298)	$(42,008)	$(8,775)
Interest expense (income), includes capital lease interest expense	1	1	2	(1)
Interest expense on secured notes	—	763	1,438	2,202
Amortization of secured notes	—	556	1,291	1,508
Interest expense incurred with debt conversion	—	—	23,961	—
Loss on extinguishment of related party debt	213	—	213	—
Income tax provision (benefit)	(1)	1	(1)	18
Depreciation	413	386	1,136	1,185
Amortization of intangibles	4	9	27	284
Impairment of goodwill and intangible assets	—	—	6,865	—
Stock-based compensation	293	431	765	1,124
Loss on disposition of fixed assets	—	—	—
Bad debt expense	(8)	(8)	(15)	13
Non-cash severance charges	—	—	—	103

Adjusted EBITDA	$(2,732)	$(1,159)	$(6,326)	$(2,339)

Adjusted Meal Delivery Gross Margin

(Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue - meal delivery	$4,313	$1,945	$10,836	$6,141
Cost of revenues - meal delivery	2,767	1,398	7,123	4,646
Less: cost of revenue adjustments for meal delivery
Depreciation	(216)	(165)	(618)	(488)
Revenue sharing	(1)	(8)	(10)	(109)

Cost of revenues - adjusted	2,550	1,225	6,495	4,049

Adjusted meal delivery gross profit	$1,763	$720	$4,341	$2,092

Adjusted meal delivery gross margin percentage	40.9%	37.0%	40.1%	34.1%

Forward-Looking Statements

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that, whether or not expressly stated, certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. This news release contains forward-looking statements about the Company including (i) expectations regarding our ability to continue the positive trend of growing meal delivery business, (ii) expectations regarding the impact of the marketing and partnering investments we made with NBC Universal Television Consumer Products Group and Reveille LLC for The Biggest Loser Meal Plan and ShopNBC for the eDiets Meal Plan on our fourth quarter 2010 revenue results and our belief that these marketing expenses have us well positioned for growth in the fourth quarter of fiscal year 2010 and beyond, (iii) expectations regarding operational and financial performance in the fourth quarter of fiscal year 2010, including revenue, marketing expenses, meal delivery margins and EBITDA in fourth quarter of fiscal year 2010, (iv) expectations regarding our ability to manage the impact of headcount reductions on our business, (v) expectations regarding the impact of seasonal factors on our meal delivery business during the fourth quarter of fiscal year 2010, (vi) the launch of value-oriented meal plan options in early 2011 and expectations regarding the impact of such new options on our customer base and (vii) expectations that the steps we are taking and the investments we have made have positioned us to achieve positive EBITDA and cash flow in 2011. We also caution you that this news release contains additional forward-looking statements about the Company’s sales results for the month of October 2010. These sales results are preliminary and reflect our expected financial results as of the date of this news release. Actual reported sales results for the month of October 2010 may vary significantly from those expectations because of a number of factors, including additional or revised information, revisions arising from internal and external review procedures that we conduct during the closing of our books for the quarter and changes in accounting standards or policies or in how those standards are applied.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	our ability to raise additional capital through a private placement or public offering of our common stock, or through a sale of strategic or non-strategic assets;

•	our ability to accurately assess market demand for our products;

•	our ability to improve our meal delivery margin and its effect on total gross margins;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels; and

•	the state of the credit markets and capital markets, including the level of volatility, illiquidity and interest rates.

These risks are not exhaustive and may not include factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Digital plans	$912	$1,176	$2,970	$3,846
Meal delivery	4,313	1,945	10,836	6,141
Business-to-business	597	800	1,987	3,280
Other	191	317	674	975

Total revenues	6,013	4,238	16,467	14,242

Cost and expenses:
Cost of revenue
Digital plans	115	194	421	658
Meal delivery	2,767	1,398	7,123	4,646
Business-to-business	36	39	95	163
Other	47	78	142	190

Total cost of revenue	2,965	1,709	7,781	5,657
Technology and development	706	934	2,410	2,780
Sales, marketing and support	4,546	2,427	10,852	6,749
General and administrative	1,227	1,136	3,636	3,820
Amortization of Intangibles	3	9	27	284
Impairment of goodwill and intangible assets	—	—	6,865	—

Total cost and expenses	9,447	6,215	31,571	19,290

Loss from operations	(3,434)	(1,977)	(15,104)	(5,048)
Interest income	—	1	2	10
Interest expense	(1)	(1,321)	(2,733)	(3,719)
Interest expense incurred with debt conversion	—	—	(23,961)	—
Loss on extinguishment of related party debt	(213)	—	(213)	—

Loss before income tax provision	(3,648)	(3,297)	(42,009)	(8,757)
Income tax provision	1	(1)	1	(18)

Net loss	$(3,647)	$(3,298)	$(42,008)	$(8,775)

Loss per common share:
Basic and diluted	$(0.06)	$(0.13)	$(0.99)	$(0.35)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	57,419	25,460	42,497	25,364

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(1,737)	$(1,079)	$(5,589)	$(2,671)
Investing	(264)	(9)	(579)	(38)
Financing	(12)	1,254	5,501	1,194

	September 30, 2010	December 31, 2009
BALANCE SHEET DATA:
Cash and cash equivalents	$900	$1,475
Total assets	4,408	12,456
Deferred revenue	1,755	2,164
Debt (excluding capital leases)	—	16,824
Stockholders’ deficit	(847)	(9,570)

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